Exhibit 4.3

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

1. Purpose

The purpose of the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) is to provide designated employees of AMETEK, Inc. (the “Company”) and its affiliates and non-employee members of the board of directors of the Company with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and annual bonus awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Company intends that Grants made under the Plan be exempt from or comply with section 409A of the Code, and the Plan shall be so construed. The Plan shall be effective as of February 11, 2020, subject to approval by the stockholders of the Company at the 2020 annual stockholders’ meeting. Any Grant or Bonus Award (as defined below) made under the Plan prior to the 2020 annual stockholders’ meeting shall be subject to stockholder approval of the Plan at the 2020 annual stockholders’ meeting. If for any reason the stockholders of the Company do not approve the Plan at the 2020 annual stockholders’ meeting, the Plan shall immediately terminate and no Grants or Bonus Awards shall be made under the Plan.

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Affiliate” means (i) any entity, other than the Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Board” means the Company’s Board of Directors.

(c) “Bonus Award” means an annual cash bonus awarded under the Plan, as described in Section 12.

(d) “Change of Control” shall be deemed to have occurred if:

(i) Any one person or more than one person acting as a group (as defined in section 1.409A- 3(i)(5)(v)(B) of the Treasury Regulations) acquires ownership of stock of the Company that, together with the stock held by such person or group of persons, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if such person or group of persons is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company before this transfer of the Company’s stock, the acquisition of additional stock by the same person or persons acting as a group shall not be considered to cause a Change of Control of the Company; or

(ii) Any one person or more than one person acting as a group (as defined in section 1.409A- 3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. However, if such person or group of persons is considered to own thirty percent (30%) or more of the total voting power of the stock of the Company before this acquisition, the acquisition of additional control or stock of the Company by the same person or group of persons shall not cause a Change of Control of the Company; or

(iii) A majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(iv) Any one person or more than one person acting as a group (as defined in section 1.409A- 3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company that have a total gross fair market value equal to substantially all but in no event less than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change of Control under this Section, if the assets are transferred to:

(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(C)

A person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(D)

An entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person or group of persons described in section 1.409A-3(i)(5)(vii)(B)(1)(iii) of the Treasury Regulations.

For purposes of this Section, no acquisition, either directly or indirectly, by the Employee, the Employee’s affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan shall constitute a Change of Control.

Notwithstanding the foregoing, with respect to any Section 409A Deferred Compensation, a Change of Control will not be deemed to have occurred unless such event would also be a Change of Control under section 409A of the Code or would otherwise be a permitted distribution event under Section 409A of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall be comprised of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

(g) “Company” means AMETEK, Inc. and any successor corporation.

(h) “Company Stock” means the common stock of the Company.

(i) “Disability” means, unless otherwise provided in the Grant Agreement, either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or Affiliate.

(j) “Dividend” means a dividend paid on shares of Company Stock subject to a Stock Award while the Stock Award is subject to restrictions. If interest is credited on accumulated dividends, the term “Dividend” shall include the accrued interest.

(k) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(l) “Effective Date” of the Plan means February 11, 2020, subject to approval of the Plan by the stockholders of the Company.

(m) “Employee” means an employee of the Company or any Affiliate (including an officer or director who is also an employee), but excluding any person who is classified by the Company or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(p) “Fair Market Value” of Company Stock means, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date (if applicable, as reported on the Consolidated Tape) or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee, using such method or means that shall comply with the requirements of a reasonable valuation method as described under section 409A of the Code, if applicable.

(q) “Grant” means an Option, Stock Unit, Stock Award or SAR granted under the Plan.

(r) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant or Bonus Award, including all amendments thereto.

(s) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(t) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

(u) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(v) “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(w) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in section 424(e) of the Code.

(x) “Participant” means an Employee or Non-Employee Director designated to participate in the Plan.

(y) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(z) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(aa) “Plan” means this AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan, as in effect from time to time.

(bb) “SAR” means a stock appreciation right as described in Section 10.

(cc) “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of section 409A of the Code.

(dd) “Securities Act” means the Securities Act of 1933, as amended.

(ee) “Separation from Service” means the termination of the Participant’s employment or service relationship with the Company and all Affiliates as determined under section 409A of the Code. “Separation from Service” means, in the case of an Incentive Stock Option, the termination of the Employee’s employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an Incentive Stock Option in a transaction to which section 424(a) of the Code applies.

(ff) “Stock Award” means an award of Company Stock as described in Section 9.

(gg) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

(hh) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in section 424(f) of the Code.

3. Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority. The Committee shall have the complete authority to (i) determine the Participants to whom Grants or Bonus Awards shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants or Bonus Awards to be made to each such Participant, (iii) determine the time when the Grants or Bonus Awards will be made, (iv) establish any performance goals for Grants and Bonus Awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued Grant or Bonus Award, subject to the provisions of Section 18 below, and (vii) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4. Grants and Bonus Awards

(a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs as described in Section 10. Bonus Awards may be granted as described in Section 12. All Grants and Bonus Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b) To the extent required by the Committee, Grants and Bonus Awards shall be made conditional upon the Participant’s acceptance of the terms and conditions of the Grant or Bonus Award, in such form and method acceptable to the Committee. Grants and Bonus Awards need not be uniform as among the Participants.

(c) The vesting period of Grants shall not be less than one year, provided that such minimum vesting requirement will not apply to Grants (i) which represent in the aggregate less than 390,000 shares (such number representing 5% of the shares available for issuance under the Plan determined as of the Effective Date), or (ii) with respect to which vesting occurs in connection with a Change of Control or a Participant’s death, Disability or other Separation from Service.

5. Shares Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Company Stock that may be issued under the Plan is 7,800,000 shares, subject to adjustment as described in subsection (c) below. All 7,800,000 shares of Company Stock may be granted as Incentive Stock Options. In addition, any shares awarded under the Ametek, Inc. 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”) that are cancelled, forfeited or expire in accordance with the terms of the 2011 Plan at any time on or after the Effective Date, shall become available for issuance under the Plan.

(b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a Grant of Stock Units is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(c) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of a Change of Control of the Company, the provisions of Section 11 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6. Eligibility for Participation

All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant. Eligible individuals may receive more than one Grant. However, eligibility in accordance with this Section shall not entitle any person to receive a Grant, or, having received a Grant, to receive an additional Grant.

7. Options

(a) General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

(b) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or Parent Corporation or Subsidiary Corporation. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.

(ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. An Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Parent Corporation or a Subsidiary Corporation.

(iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant.

(c) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions.

(ii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d) Separation from Service. Except as provided in the Grant Agreement or as otherwise determined by the Committee, an Option may only be exercised while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, and during what time periods a Participant may exercise an Option after Separation from Service.

(e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Payment of the Exercise Price for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases simultaneously with or prior to the issuance of the Company Stock.

(f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or Parent Corporation or Subsidiary Corporation, exceeds One Hundred Thousand Dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or Parent Corporation or Subsidiary Corporation. Any Option granted hereunder that purports to be an Incentive Stock Option that for any reason does not satisfy the requirements of section 422 of the Code shall be treated as a Nonqualified Stock Option.

(g) 409A. All Options are intended to be exempt from or comply with section 409A of the Code.

8. Stock Units

(a) General Requirements. The Committee may grant Stock Units to an Employee or Non- Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service. Except as provided in the Grant Agreement or as otherwise determined by the Committee, a Stock Unit may only be paid while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, a Participant may retain Stock Units after the Participant’s Separation from Service, and the circumstances under which Stock Units may be forfeited.

(e) Rights of Participants. Participants who receive Stock Units shall have no rights as stockholders with respect to such Stock Units until such time as a book entry account is recorded with the Company’s transfer agent for Common Stock issued to the Participants; and such Participants shall never have rights as stockholders if the Stock Units are payable in cash.

(f) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents will be withheld while the Stock Units are subject to restrictions and the Dividend Equivalents shall be payable only upon the lapse of the restrictions on the Stock Units, or on such other terms as the Committee determines, at a time that satisfies the requirements of (or an exemption from) section 409A of the Code. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9. Stock Awards

(a) General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b) Requirement of Employment or Service. Except as otherwise provided in the Grant Agreement or as otherwise determined by the Committee, shares of Company Stock pursuant to a Stock Award may only vest while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, a Participant may retain Stock Awards after the Participant’s Separation from Service, and the circumstances under which Stock Awards may be forfeited.

(c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15(a).

(d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any Dividends paid on such shares during the restriction period. The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash or in such other form as the Committee determines.

10. Stock Appreciation Rights

(a) General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the term and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock on the date of Grant of the SAR. The term of each SAR shall not exceed ten years from the date of grant.

(b) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability. An SAR shall become exercisable in accordance with such terms and conditions as may be determined by Committee in the Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. Except as provided in the Grant Agreement or as otherwise determined by the Committee, an SAR may only be exercised while the Participant is employed by the

Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(d) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement. The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

11. Consequences of a Change of Control

(a) Alternatives upon a Change of Control. In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) determine that outstanding Options and SARs shall be fully exercisable, in whole or in part, (ii) cause any or all restrictions on outstanding Stock Units or Stock Awards to lapse and accumulated Dividends to be paid, as of the date of the Change of Control or at such other time as the Committee determines, (ii) cause unvested Options, SARs, Stock Units and Stock Awards to be cancelled without consideration, (iv) require that a Participant surrender the Participant’s outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines, provided that if the Fair Market Value per share of Company Stock on the date of the Change of Control does not exceed the exercise price of any such Option or SAR, the Committee may cancel such Option or SAR without any payment of consideration therefor to the Participant, (v) after giving a Participant an opportunity to exercise the Participant’s outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (vi) with respect to a Participant holding Stock Units or Stock Awards, determine that such Participant shall receive settlement of such Stock Units or Stock Awards and accumulated Dividend Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (vii) determine that any Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify. In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of a Grant may be subjected to vesting terms substantially identical to those that applied to the cancelled Grant immediately prior to the Change of Control.

(b) Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a Subsidiary Corporation or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

12. Annual Bonus Awards

(a) General Requirements. The Committee may grant annual Bonus Awards to Employees, upon such terms and conditions as the Committee deems appropriate under this Section 12.

(b) Target Bonus Awards and Performance Goals. When the Committee decides to make Bonus Awards under this Section 12, the Committee shall select the Employees who will be eligible for Bonus Awards, specify the annual performance period and establish target Bonus Awards and performance goals for the performance period. The performance period shall be the Company’s fiscal year or such other period (of not more than 12 months) as the Committee determines. The Committee shall determine each Participant’s target Bonus Award based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine. A Participant’s target Bonus Award may provide for differing amounts to be paid based on differing levels of performance. The Committee shall establish (i) the performance goals that must be met in order for the Bonus Awards to be paid for the performance period, (ii) the maximum amounts that may be paid if the performance goals are met, (iii) any threshold levels of performance that must be met in order for Bonus Awards to be paid, and (iv) any other conditions that the Committee deems appropriate. The Company shall notify each Participant of the Participant’s target Bonus Award and the applicable performance goals for the performance period.

(c) Payment. Payment of the Bonus Awards shall be made in a single lump sum cash payment as soon as practicable following the close of the performance period, but in any event within two and one half (2 1⁄2) months after the close of the performance period.

(d) Limitations on Rights to Payment of Bonus Awards. Unless otherwise determined by the Committee, no Participant shall have any right to receive payment of a Bonus Award under the Plan for a performance period unless the Participant remains in the employ of the Company or any Affiliate through the last day of the performance period. In its discretion, the Committee may determine that a Participant who is terminated by the Company or its Affiliate for “Cause” (as defined below) following the last day of a performance period but prior to the date that a Bonus Award is paid, shall forfeit the Bonus Award in its entirety and receive no payment with respect thereto. For the purposes of the Plan, “Cause” shall have such meaning as set forth in a Participant’s employment or other service agreement with the Company or any of its Affiliates, or, if no such agreement exists or if “cause” is not defined therein, the definition of Cause shall be determined by the Committee in its sole discretion.

(e) Change of Control. If a Change of Control occurs prior to the end of a performance period, the Committee may determine that each Participant who is then an Employee and was awarded a Bonus Award for the performance period may receive payment for the performance period, in such amount and at such time as the Committee determines.

(f) Discretionary and Other Bonuses. In addition to Bonus Awards under the Plan, the Committee may grant to Employees such other bonuses as the Committee deems appropriate, which may be based on individual performance, Company performance or such other criteria as the Committee determines.

13. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant or Bonus Award. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

14. Withholding of Taxes

(a) Required Withholding. All Grants and Bonus Awards under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements. The Company may require that the Participant or other person receiving Grants or Bonus Awards or exercising Grants pay to the Company the amount of any federal, state, local and foreign taxes, if any, that the Company or any Affiliate is required to withhold with respect to such Grants or Bonus Awards, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants or Bonus Awards. The Company or any Affiliate shall have no obligation to deliver shares of stock, to release shares of stock from an escrow established pursuant to a Grant Agreement, or to make any payment in cash under the Plan until the Company or any Affiliate’s tax withholding obligations with respect to a Participant have been satisfied by such Participant.

(b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company or any Affiliate’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount equal to the maximum statutory tax rate(s) (including the employer’s share of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (provided however, that with respect to a Participant who is subject to section 16 of the Exchange Act, such Participant may only have Shares withheld at a rate that does not exceed such Participant’s estimated tax obligations attributable to the underlying transaction) and based on the Fair Market Value of such shares of Common Stock at the time of withholding.

15. Transferability of Grants and Bonus Awards

(a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. If permitted by the Committee, upon a Participant’s death, such Participant’s rights under any outstanding Grant or Bonus Award shall transfer to the person designated by such Participant, if any. If no such designation is permitted or if no such designation is effective, the Participant’s rights under any Grant or Bonus Award shall transfer to such Participant’s estate upon death.

(b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement or otherwise, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

16. Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

17. Section 409A

All Grants and Bonus Awards are intended to be either exempt from or compliant with Section 409A of the Code and the regulations thereunder. To the extent applicable, the Plan and Grant Agreements shall be interpreted in accordance with such intent.

18. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that if stockholder approval of an amendment is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements, then such amendment must be approved by the Company’s stockholders. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant or Bonus Award previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 18(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate for the purpose of conforming the Plan or a Grant Agreement to any present or future law, or regulations.

(b) No Repricing. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any successor provision. Furthermore, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, Change of Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Company Stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval, cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

(c) Stockholder Approval. Notwithstanding any provision of the Plan to the contrary, all Grants and Bonus Awards shall be made contingent upon, and subject to, stockholder approval of the Plan at the 2020 annual stockholders’ meeting.

(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

19. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(b) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act as are necessary to enable the transactions to be exempt from section 16(b) of the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Grants and Bonus Awards comply with the requirements of section 409A of the Code or an exception from such requirements. The Committee may revoke any Grant or Bonus Award if it is contrary to law. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. No Participating Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants or Bonus Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between any Participating

Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of any Participating Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant or Bonus Award under this Plan or, having received a Grant or Bonus Award, to again receive a Grant or Bonus Award. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company or any Affiliate.

(f) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h) Clawback. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who is determined by a Court of competent jurisdiction to have knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of a Grant earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(i) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws provisions thereof.